Exhibit 3.2

CERTIFICATE OF DESIGNATION OF RIGHTS AND PREFERENCES

FOR SERIES A 5% CONVERTIBLE PREFERRED STOCK

OF

RANDOLPH ACQUISITIONS, INC.

Pursuant to Section 151 of the General Corporation Law of the State of Delaware, RANDOLPH ACQUISITIONS, INC., a Delaware corporation (the “Company”), does hereby certify:

FIRST: That pursuant to authority expressly vested in it by the Certificate of Incorporation of the Company, the Board of Directors of the Company has adopted the following unanimous consent resolutions establishing a new series of Preferred Stock of the Company, consisting of 2,000,000 shares designated “Series A 5% Convertible Preferred Stock,” with such powers, designations, preferences and relative participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, as are set forth in the resolutions, and in the form of Certificate of Designation set forth in Appendix A hereto:

RESOLVED, that in the judgment of the Board of Directors of the Company, it is deemed advisable and in the best interests of the Company, and pursuant to the authority granted to the Board of Directors in the Company’s Certificate of Incorporation, to amend the Company's Certificate of Incorporation to authorize and provide for the issuance of a preferred class of stock of the Company, including the creation and designation of a new series of preferred stock to be known as Series A 5% Convertible Preferred Stock, par value $.0001 per share (the "Series A Stock"), which Series A Stock may be issued in the discretion of the Management of the Company.

FURTHER RESOLVED, that the directors hereby create and establish a new series of preferred stock designated “Series A 5% Convertible Preferred Stock,” which series shall have the relative rights and preferences set forth in that certain Certificate of Designation of Rights and Preferences for Series A 5% Convertible Preferred Stock (the “Certificate of Designation”) attached hereto as Appendix A and by this reference incorporated herein.

FURTHER RESOLVED, that upon filing of the Amendment and the Certificate of Designation with the Secretary of State of Delaware, the officers of the Company are hereby authorized and directed to issue shares of the Series A Stock.

FURTHER RESOLVED, that the forms of Amendment and Certificate of Designation be, and the same hereby are, adopted and approved in all respects, and that each of the executive officers of the Company be, and they hereby are, authorized and directed to execute and deliver said documents in substantially the forms attached hereto, with such changes therein as such officers shall, upon advice of counsel, approve, which approval shall be conclusively evidenced by such officers' execution thereof.

FURTHER RESOLVED, that the Chairman, the President, any Vice- President, and the Secretary of the Company be, and each of them hereby is, authorized and directed: (i) to execute, deliver and file, on behalf of the Company, the Amendment and the Certificate of Designation; (ii) upon filing of the Amendment and the Certificate of Designation with the Secretary of State of Delaware, to issue stock certificates representing shares of Series A Stock; (iii) to execute, deliver and file any and all additional certificates, documents or other papers, and to do any and all things which they may deem necessary or appropriate in order to authorize the new class of Preferred Stock, to authorize and issue the new Series A 5% Preferred Stock of such class, and to implement and carry out all matters herein authorized pursuant to the intent and purpose of the foregoing resolutions.

FURTHER RESOLVED, that the actions of the officers and directors of the Company heretofore taken in connection with the authorization of the new class of Preferred Stock be, and that same hereby are, ratified and approved in all respects.

SECOND: That said resolutions of the directors of the Company were duly adopted in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned hereby affirms, under penalties of perjury, that the foregoing instrument is the act and deed of the Company and that the facts stated therein are true.

Dated this 25th day of January, 2018.

RANDOLPH ACQUISITIONS, INC.

By:	/s/ Richard J. Randolph
Name:	Richard J. Randolph
Title:	Chief Executive Officer

SERIES A 5% CONVERTIBLE PREFERRED STOCK TERMS

1.       Designation, Amount and Par Value.  The series of preferred stock shall be designated as the Series A 5% Convertible Preferred Stock (the “Preferred Stock”), and the number of shares so designated and authorized shall be Two Million (2,000,000).  Each share of Preferred Stock shall have a par value of $0.0001 per share and a stated value of $1.00 per share (the “Stated Value”).

2.       Dividends.

The Holder(s) of shares of the Series A Preferred Stock shall be entitled to receive, as when and if declared by the Board of Directors and in preference to the holders of any and all other series or classes of capital stock of the Corporation, and shall be payable either in cash or, at the option of the Holder, by issuance of additional fully paid and nonassessable shares of common stock of the Company in lieu of the payment in cash of all or a portion of the dividend otherwise payable on any dividend payment date, cumulative annual dividends (the “Accruing Dividends”) on the Series A Preferred Stock at a rate of 5% per annum on the Stated Value of the Preferred Stock held by such Holder (which Stated Value per share shall be proportionately adjusted to reflect any stock dividend, stock split, combination of shares, reclassification, reorganization, recapitalization or other similar event affecting the Series A Preferred Stock), compounded quarterly from and after the date of issuance of such shares of Series A Preferred Stock.

The Holders of shares of the Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of funds legally available therefor, and the Company shall accrue, quarterly in arrears on March 31, June 30, September 30, and December 31 of each year, commencing on the earlier of March 31, 2018, or any Conversion Date (as defined below), cumulative dividends on the Preferred Stock at the rate per share (as a percentage of the Stated Value per share) equal to Five Percent (5%) per annum, payable in cash or shares of the Company’s Common Stock, determined in the sole discretion of the Company.  The Holder may request that the Company pay, at the Holder’s option, accrued dividends at any time while the Preferred Stock remains outstanding.  The Company shall pay all accrued and unpaid dividends within thirty (30) days of the conversion of all of the Preferred Stock.  Dividends on the Preferred Stock shall be calculated on the basis of a 360-day year, shall accrue daily commencing on the Issuance Date (as defined in Section 8), and shall be deemed to accrue on such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends.  The party that holds the Preferred Stock on an applicable record date for any dividend payment will be entitled to receive such dividend payment and any other accrued and unpaid dividends which accrued prior to such dividend payment date, without regard to any sale or disposition of such Preferred Stock subsequent to the applicable record date but prior to the applicable dividend payment date.  Except as otherwise provided herein, if at any time the Company pays less than the total amount of dividends then accrued on account of the Preferred Stock, such payment shall be distributed ratably among the Holders of the Preferred Stock based upon the number of shares then held by each Holder in proportion to the total number of shares of Preferred Stock then outstanding.  If the Company pays the dividends in shares of its Common Stock, the number of shares to be issued shall be calculated by dividing the amount of dividends paid by the Conversion Price specified in Section 5(c)(i) hereof.

3.       Voting Rights; Protective Provisions.

(a)       Except as otherwise expressly required by law, each holder of Preferred Shares shall be entitled to vote on all matters submitted to shareholders of the Company and shall be entitled to such number of votes equal to fifty (50) votes for every one share of Common Stock into which such Preferred Stock shall be convertible at the record date for the determination of shareholders entitled to vote on such matter or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited. Except as otherwise required by law, the holders of Preferred Shares shall vote together with the holders of Common Stock on all matters and shall not vote as a separate class.

(b)       Additionally, so long as any shares of Preferred Stock are outstanding, the Company shall not and shall cause its subsidiaries not to, without the affirmative vote of each of the Holders of the Preferred Stock then outstanding, (i) alter or change adversely the powers, preferences or rights given to the Preferred Stock, (ii) alter or amend this Certificate of Designation, (iii) authorize or create any class of stock ranking as to dividends or distribution of assets upon a Liquidation (as defined in Section 4) or otherwise senior to or pari passu with Preferred Stock, (iv) amend its certificate of incorporation, bylaws or other charter documents so as to affect adversely any rights of any Holders of the Preferred Stock, (v) increase the authorized or designated number of shares of Preferred Stock, (vi) issue any additional shares of Preferred Stock (including the reissuance of any shares of Preferred Stock converted for Common Stock) or (vii) enter into any agreement with respect to the foregoing.

4.       Liquidation.  Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a “Liquidation”), the Holders of the Preferred Stock shall be entitled to receive out of the assets of the Company, whether such assets are capital or surplus, for each share of unconverted Preferred Stock then held, an amount equal to the Stated Value plus all accrued but unpaid dividends per share, whether declared or not, and all other amounts in respect thereof (including liquidated damages, if any) then due and payable before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders of Preferred Stock shall be distributed among the Holders of Preferred Stock ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.  The Company shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each record Holder of Preferred Stock.

5.       Conversion.

(a)       Conversions at Option of Holder.  Each share of Preferred Stock shall be convertible into shares of Common Stock at the option of a Holder, at any time and from time to time, from and after the issuance of the Preferred Stock (the “Initial Conversion Date”), provided, however, that any shares of Common Stock issued upon conversion while a registration statement covering the resale of such shares is not effective shall be deemed to be Restricted Securities as defined under Rule 144.

(i)       Conversion Procedures.  A Holder shall effect conversions by surrendering to the Company the certificate or certificates representing the shares of Preferred Stock to be converted to the Company, together with a completed form of conversion notice attached hereto as Exhibit A (the “Conversion Notice”).  Each Conversion Notice shall specify the number of shares of Preferred Stock to be converted, the date on which such conversion is to be effected, which date may not be prior to the date the Holder delivers such Conversion Notice by facsimile (the “Conversion Date”) and the Conversion Price determined as specified in Section 5(c)(i) hereof.  If no Conversion Date is specified in a Conversion Notice, the Conversion Date shall be the date that the Conversion Notice is deemed delivered pursuant to Section 5(a).  Subject to Section 5(b), each Conversion Notice, once given, shall be irrevocable.

(b)       Company’s Obligations Upon Conversion.  Not later than ten (10) Business Days after a Conversion Date, the Company will deliver to the Holder (i) a certificate or certificates representing the number of shares of restricted Common Stock being issued upon the conversion of shares of Preferred Stock, and (ii) one or more certificates representing the number of shares of Preferred Stock not converted. Notwithstanding the foregoing, the Company shall not be obligated to issue certificates evidencing the shares of restricted Common Stock issuable upon conversion of any shares of Preferred Stock until certificates evidencing such shares of Preferred Stock together with a related Conversion Notice are either delivered for conversion to the Company or any transfer agent for the Preferred Stock or Common Stock, or the Holder of such Preferred Stock notifies the Company that such certificates have been lost, stolen or destroyed and provides a bond (or other adequate security) reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith.

(c)       Conversion Price.

(i)           The conversion price for each share of Preferred Stock (the “Conversion Price”) on any Conversion Date shall be determined as follows:

(A) If the Common Stock of the Company has been listed for trading on a public exchange or trading facility, the conversion price for each share of Preferred Stock on any Conversion Date shall be the lower of (I) the average of the two (2) lowest Closing Bid Prices over the five (5) trading days prior to the Conversion Date, or (II) the Stated Value of the Preferred Stock.

(B) If the Common Stock of the Company is not trading on any Conversion Date, the conversion price shall be the Stated Value of the Preferred Stock.

(ii)           All calculations under this Section 4 shall be made to the nearest whole share of Common Stock.

(d)       Company’s Covenants.  The Company covenants that it will at all times reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of Preferred Stock and payment of dividends on Preferred Stock, each as herein provided, free from preemptive rights or any other actual or contingent purchase rights of persons other than the Holders of Preferred Stock, not less than 100% of such number of shares of Common Stock as shall be issuable upon the conversion of all outstanding shares of Preferred Stock and payment of dividends hereunder.  The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid and nonassessable.

(e)      Cancellation.  Shares of Preferred Stock converted into Common Stock, canceled, or redeemed, shall be canceled and shall have the status of authorized but unissued shares of undesignated preferred stock.

(f)       Notices.  Any and all notices or other communications or deliveries to be provided by the Holders of the Preferred Stock hereunder, including, without limitation, any Conversion Notice, shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service or sent by certified or registered mail, postage prepaid, addressed to the attention of the President of the Company at the facsimile telephone number or address of the principal place of business of the Company as set forth in the Company’s public filings.  Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service or sent by certified or registered mail, postage prepaid, addressed to each Holder of Preferred Stock at the facsimile telephone number or address of such Holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder.  Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 5:00 p.m. (Houston, Texas time), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 5:00 p.m. (Houston, Texas time) on any date and earlier than 11:59 p.m. (Houston, Texas time) on such date, (iii) four days after deposit in the United States mails, (iv) the Business Day following the date of mailing, if send by nationally recognized overnight courier service, or (v) upon actual receipt by the party to whom such notice is required to be given.

6.       Restrictions on Transfer; Right of First Refusal.

(a)       The Holder of the Preferred Stock may not transfer any shares of the Preferred Stock without the prior written permission of the Company, which the Company may grant or deny in its sole discretion.

(b)       In the event that a Holder proposes to Transfer any shares of Preferred Stock to any person, entity, or organization (the “Transferee”), the Company shall the right of first refusal set forth in this Section 6(b) with respect to such shares of Preferred Stock (the “Right of First Refusal”). If a Holder desires to transfer any shares of Preferred Stock, such Holder shall deliver written notice thereof (a “Transfer Notice”) (which may be via email or other electronic means, at the discretion of the Company) to the Company describing fully the proposed transfer, including the number of shares of Preferred Stock proposed to be transferred (the “Offered Shares”), the proposed transfer price, the name and address of the proposed transferred, and proof satisfactory to the Company that the proposed transfer will not violate any applicable federal or state securities laws. The Transfer Notice shall constitute a binding commitment of such Holder to the transfer of the Offered Shares. The Company shall have the right to purchase all, but not less than all, of the Offered Shares on the terms described in the Transfer Notice by deliver to such Holder of a notice of exercise of the Right of First Refusal within thirty (30) days after the date when the Transfer Notice was delivered to the Company. The Company’s rights under this section 6(b) shall be freely assignable by the Company in whole or in part.

7.       Definitions.  For the purposes hereof, the following terms shall have the following meanings:

“Business Day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of Delaware are authorized or required by law or other government action to close.

“Common Stock” means the common stock, $.0001 par value per share, of the Company, and stock of any other class into which such shares may hereafter have been reclassified or changed.

“Holder” shall mean a holder of record of the Preferred Stock.

“Issuance Date” means the earliest date on which the Holders receive shares of the Preferred Stock, regardless of the number of certificates which may be issued to evidence such Preferred Stock.

“Junior Securities” means the Common Stock and all other equity securities of the Company except for the Company’s Convertible Preferred Stock.

“Person” means an individual or a corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

EXHIBIT A

NOTICE OF CONVERSION

(To be executed by the registered Holder

to convert shares of Preferred Stock)

The undersigned hereby elects to convert the number of shares of Series A 5% Convertible Preferred Stock indicated below, into shares of Common Stock, par value $.0001 per share (the “Common Stock”), of Randolph Acquisitions, Inc. (the “Company”), according to the conditions hereof, as of the date written below.  If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith.  No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any.

Conversion calculations:

Date to effect conversion

Number of shares of Preferred Stock to be converted

Number of shares of Common Stock to be issued

Applicable Conversion Price

Name of Holder

Address of Holder

Authorized Signature